Exhibit 77O

ROYCE CAPITAL FUND

Trade Date	Company Name	Ticker	Broker	Members of Selling Syndicate	Price	Total Shares Purchased	Compliance with Rule 10f-3
8/12/04	Cohen & Steers, Inc.	CNS	Bear Stearns	Merrill Lynch, UBS, Wachovia Capital Markets, Deutsche Bank, A.G. Edwards, Legg Mason Wood Walker, Raymond James	$13.00	55,000	Yes